Exhibit (d)(3)

ELECTROGLAS, INC. 2001 NON-OFFICER EMPLOYEE STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

I. NOTICE OF STOCK OPTION GRANT

Optionee’s Name and Address:

You have been granted an option to purchase shares of Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Exercise Price per Share	$

Total Number of Shares Granted

Total Exercise Price	$

Type of Option:	Non-Qualified Stock Option

Term/Expiration Date:

Vesting Schedule:

Subject to other limitations set forth in this Agreement, this Option may be exercised, in whole or in part, in accordance with the following schedule:

[Insert Vesting Schedule]

II. AGREEMENT

1. Grant of Option. Electroglas, Inc., a Delaware corporation (the “Company”), hereby grants to the Optionee named in the Notice of Stock Option Grant (the “Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant, at the exercise price per share set forth in the Notice of Stock Option Grant (the “Exercise Price”) subject to the terms, definitions and provisions of the Company’s 2001 Non-Officer Employee Stock Incentive Plan (the “Plan”) adopted by the Company, which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

2. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and with the applicable provisions of the Plan and this Option Agreement. In the event of termination of Optionee’s Continuous Status as an Employee, Director or Consultant, this Option shall be exercisable in accordance with the applicable provisions of the Plan and this Option Agreement. This Option shall be subject to the provisions of Section 11 of the Plan relating to the exercisability or termination of the Option in the event of a Corporate Transaction, Change in Control or Subsidiary Disposition.

(b) Method of Exercise. This Option shall be exercisable only by delivery of an exercise notice as shall be determined by the Company in a form similar to that contained in Exhibit A attached hereto which shall state the election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised, such other representations and agreements as to the holder’s investment intent with respect to such Shares and such other provisions as may be required by the Administrator in the form (either written or electronic form, if permitted by the Administrator) similar to that contained in Exhibit A attached hereto. The Option shall be deemed to be exercised upon receipt by the Company or an agent designated by the Company of such notice (in either written or electronic form, if permitted by the Administrator) accompanied by the Exercise Price.

No Shares will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all Applicable Laws. Assuming such compliance, for income tax purposes, the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

3. Responsibility for Taxes. Regardless of any action the Company or the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option grant, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate the Optionee’s liability for Tax-Related Items.

Coincident with the exercise of this Option, the Optionee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, the Optionee authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Optionee from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer or from proceeds of the sale of the Shares. Alternatively, or in addition, if permissible under local law, the Company may sell or arrange for the sale of Shares that the Optionee acquires to meet the withholding obligation for Tax-Related Items. Finally, the Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Optionee’s participation in the Plan or the Optionee’s purchase of Shares to the extent not satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items as described in this section.

4. Method of Payment. Subject to Section 21 below, payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee; provided, however, that such exercise method does not then violate an Applicable Law:

(a) payment through a broker-dealer sale and remittance procedure pursuant to which the Optionee (i) shall provide written instructions to a Company-designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (ii) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(d) if Optionee is located in the U.S., surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator or a Company-designated brokerage firm may require (including withholding of Shares otherwise deliverable upon exercise of the Option) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which said Option shall be exercised (but only to the extent that such exercise of the Option would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator).

5. Restrictions on Exercise. This Option may not be exercised if the issuance of the Shares subject to the Option upon such exercise would constitute a violation of any Applicable Laws.

6. Termination of Relationship. In the event the Optionee’s Continuous Status as an Employee, Director or Consultant terminates, the Optionee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”), exercise this Option for ninety

(90) days after the Termination Date or such longer period as may be provided in Sections 6 and 7, below (the “Termination Period”). The Termination Date will be measured from the last day of active service and will not be extended by any notice period (e.g., “garden leave” or such) or by any payment in lieu of notice period required under local law. Notwithstanding the foregoing, in no event shall this Option be exercised later than the Term/Expiration Date set forth in the Notice of Stock Option Grant. Except as provided in Sections 7 and 8, below, to the extent that the Optionee was not entitled to exercise this Option on the Termination Date, or if the Optionee does not exercise this Option within the Termination Period, the Option shall terminate. In the event of the Optionee’s change in status from Employee to Consultant or Consultant to Employee, this Option shall remain in effect.

7. Disability, Retirement or Death of Optionee. In the event Optionee’s Continuous Status as an Employee, Director or Consultant terminates as a result of his or her Disability, Retirement, or death, the Option shall immediately be fully vested and exercisable for all of the Shares subject to the Option. The Optionee (or, in the case of death, the Optionee’s estate or the person who acquired the right to exercise the Option by bequest or inheritance) may, but only within twelve (12) months from the Termination Date (and in no event later than the Term/Expiration Date), exercise the Option. For purposes of this Option, “Retirement” means termination of the Optionee’s Continuous Status as an Employee after attaining age fifty-five (55) with ten (10) or more years of continuous service as an Employee as the Administrator shall determine; provided that continuous service as an employee of General Signal Corporation or any of its related entities shall be considered as service as an Employee. For purposes of this Option, “Disability” means a total and permanent disability entitling the Optionee to long-term disability benefits under the long-term disability plan of the Company applicable to the Optionee; provided that if the Optionee is not covered by a long-term disability plan of the Company, the Administrator shall determine whether the Optionee has incurred a Disability.

8. Death of Optionee Following Termination of Relationship. In the event of the Optionee’s death following termination of Optionee’s Continuous Status as an Employee, Director or Consultant, the Option may be exercised at any time within twelve (12) months following the date of death (and in no event later than the Term/Expiration Date), by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee could exercise the Option at the date of death.

9. Transferability of Option. This Option may be transferred by the Optionee to members of the Optionee’s Immediate Family in a manner and to the extent permissible under Applicable Law and acceptable to the Administrator as evidenced by a writing signed by the Company and the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

10. U.S. Tax Consequences. Set forth below is a brief summary as of the date of this Option Agreement of some of the U.S. federal and California tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. IN ADDITION, THIS SUMMARY WILL NOT APPLY TO OPTIONEES SUBJECT TO TAX OUTSIDE THE U.S.

OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a) Exercise of U.S. Non-Qualified Stock Option. There may be a regular U.S. federal income tax liability and California income tax liability upon the exercise of a Non-Qualified Stock Option. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Optionee is an Employee or a former Employee, the Company will be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b) Disposition of Shares. In the case of a U.S. Non-Qualified Stock Option, if Shares are held for more than one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for U.S. federal income tax purposes.

11. Nature of Grant. In accepting the grant, the Optionee acknowledges that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Option Agreement; (b) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; (d) the Optionee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Optionee’s service relationship at any time with or without cause; (e) the Optionee is voluntarily participating in the Plan; (f) this Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Optionee’s employment contract, if any; (g) this Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (h) in the event that the Optionee is not an employee of the Company, the Option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company; (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (j) if the underlying Shares do not increase in value, this Option will have no value; (k) if the Optionee exercises this Option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price; (l) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or Shares purchased through exercise of this Option resulting from termination of the Optionee’s service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Optionee irrevocably releases the Company and the

Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Option Agreement, the Optionee shall be deemed irrevocably to have waived the Optionee’s entitlement to pursue such claim; and (m) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of the Optionee’s service (whether or not in breach of local labor laws), the Optionee’s right to receive options and vest in options under the Plan, if any, will terminate effective as of the date that the Optionee is no longer actively in the service of the Company or any of its affiliates and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of service (whether or not in breach of local labor laws), the Optionee’s right to exercise this Option after termination of service, if any, will be measured by the Termination Date of the Optionee’s active service and will not be extended by any notice period mandated under local law; the Company shall have the exclusive discretion to determine when the Optionee is no longer actively in the service of the Company or any of its affiliates for purposes of the Optionee’s Option grant.

12. Term of Option. This Option may be exercised only within the term set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

13. Data Privacy. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this document by and among, as applicable, the Employer, and the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that the Company and the Employer hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that the Optionee may request a list with the names and addresses of any potential third-party recipients of the Data by contacting their local human resources representative. The Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any Shares acquired upon exercise of this Option. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing their local human resources representative. The Optionee understands, however, that refusing or withdrawing the Optionee’s consent may affect their ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that they may contact their local human resources representative.

14. Governing Law. This Option Grant and Option Agreement are governed by, and subject to, the laws of the State of California, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Option Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

15. Language. If the Optionee has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Option, the Plan or future options that may be granted under the Plan by electronic means, and the Optionee hereby consents to receive such documents by electronic delivery.

17. Headings. The captions used in this Option are inserted for convenience and shall not be deemed a part of this Option for construction or interpretation.

18. Severability. The provisions of this Option Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19. Interpretation. Any dispute regarding the interpretation of this Option Agreement shall be submitted by the Optionee or by the Company forthwith to the Board or the Administrator that administers the Plan, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board or the Administrator shall be final and binding on all persons.

20. Counterparts. This Option may be executed in two counterparts, each of which shall constitute one and the same instrument.

21. Optionees Resident in China. For Optionees resident in China, this Option may be exercised using only the “cashless- sell all” method of exercise. Pursuant to this method of exercise, the Optionee must sell all of the Shares that he or she is entitled to at exercise and he or she will receive the sale proceeds less the Exercise Price, withholding taxes and brokerage fees, if any, in cash.

Electroglas, Inc., a Delaware corporation

By:
Its:

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE OPTION HEREOF IS EARNED ONLY BY CONTINUING CONSULTANCY OR EMPLOYMENT AT THE WILL OF THE EMPLOYER (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS OPTION AGREEMENT, NOR IN THE COMPANY’S 2001 NON-OFFICER EMPLOYEE STOCK INCENTIVE PLAN, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE EMPLOYER, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE EMPLOYER’S RIGHT TO TERMINATE OPTIONEE’S EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option Agreement subject to all of the terms and provisions thereof. Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or Administrator upon any questions arising under the Plan or this Option Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:	Signed:
Optionee

Residence Address:

EXHIBIT A

ELECTROGLAS, INC. 2001 NON-OFFICER EMPLOYEE STOCK INCENTIVE PLAN

EXERCISE NOTICE

Electroglas, Inc.

6024 Silver Creek Valley Road

San Jose, California 95138

Attention: Secretary

1. Exercise of Option. Effective as of today,                             ,                         , the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase              shares of the Common Stock (the “Shares”) of Electroglas, Inc. (the “Company”) under and pursuant to the Company’s 2001 Non-Officer Employee Stock Incentive Plan (the “Plan”) and the Stock Option Agreement dated             ,              (the “Option Agreement”).

2. Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

3. Rights as Stockholder. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 10 of the Plan.

4. Delivery of Payment. Optionee herewith delivers to the Company the full Exercise Price for the Shares.

5. Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice

6. Taxes. Optionee agrees to satisfy all applicable federal, state and local income and employment tax withholding obligations and herewith delivers to the Company the full amount of such obligations or has made arrangements acceptable to the Company to satisfy such obligations.

7. Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. This Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

8. Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

9. Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Optionee or by the Company forthwith to the Company’s Board of Directors or the Administrator that administers the Plan, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Administrator shall be final and binding on all persons.

10. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

11. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

12. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this agreement.

13. Counterparts. This Exercise Notice may be executed in two counterparts, each of which shall constitute one and the same instrument.

14. Entire Agreement. The Plan and the Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

Submitted by:	Accepted by:

OPTIONEE:	ELECTROGLAS, INC.

By:

Its:
(Signature)

Address:	Address:

6024 Silver Creek Valley Road
San Jose, California 95138